Exhibit 99.1

CONTACTS:
Investors: Kathy Donovan
Liberty Tax, Inc.
Vice President, Chief Financial Officer
(757) 493-8855
investorrelations@libtax.com

Media: Martha O’Gorman
Liberty Tax, Inc.
Chief Marketing Officer
(757) 301-8022
martha@libtax.com

Liberty Tax Service Reports U.S. Tax Results Through April 22nd

Virginia Beach, VA (April 27, 2016) – Liberty Tax, Inc. (NASDAQ:TAX) (the “Company”), parent company of Liberty Tax Service, announced today that for the 2016 tax season, from January 1 through April 22, the number of returns prepared in its U.S. offices declined by 3.9%. The decline in U.S. assisted returns reflects a challenging season, along with the Company’s efforts to ensure that returns prepared are compliant with company standards and the law.

As previously announced, the Company recently created an Executive Compliance Task Force tasked with seeking to ensure that franchisees meet its high standards.

“The results for the 2016 tax season reflect what we believe to be industry-wide challenges,” said John Hewitt, Chairman and CEO. “However I am pleased with how our team is responding and believe we will be a stronger Company once the Task Force concludes its work. Liberty is a resilient company with a strong balance sheet and solid core business, built by hardworking small business men and women.”

Preliminary Tax Season Results

U.S. Tax Returns	Tax Season 2016 Through 04/22/16	Tax Season 2015 Through 04/22/15	Percent Change
Offices	1,761,000	1,832,000	-3.9%
Online	139,000	145,000	-4.5%

Total U.S. Returns	1,900,000	1,977,000	-3.9%

Return counts are rounded to the thousands
About Liberty Tax, Inc.

Founded in 1997 by CEO John T. Hewitt, Liberty Tax, Inc. (NASDAQ: TAX) is the parent company of Liberty Tax Service. Liberty Tax is one of the fastest-growing tax preparation franchises and has prepared almost 20 million individual income tax returns in more than 4,400 offices and online. Liberty Tax's online services are available through eSmart Tax, Liberty Online and DIY Tax, and are all backed by the tax professionals at Liberty Tax locations and its nationwide network of approximately 21,000 seasonal tax preparers. Liberty Tax also supports local communities with fundraising endeavors and contributes as a national sponsor for many charitable causes. For a more in-depth look, visit Liberty Tax Service and interact with Liberty Tax on Twitter and Facebook.

Forward Looking Statements

In addition to historical information, this release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including implied and express statements regarding future growth.  These forward-looking statements, as well as Company guidance, are based upon the Company's current expectations and there can be no assurance that such expectations will prove to be correct. Because forward-looking statements involve risks and uncertainties and speak only as of the date on which they are made, the Company's actual results could differ materially from these statements. These risks and uncertainties relate to, among other things; uncertainties regarding the Company's ability to improve franchisee compliance, attract and retain clients; the effect of health care reform on tax preparation-related revenue; the impact of the launch of a new franchise brand; uncertainties regarding the Company’s ability to meet its prepared returns targets; competitive factors; the Company's effective income tax rate; litigation defense expenses and costs of judgments or settlements; and changes in market, economic, political or regulatory conditions. Information concerning these risks and uncertainties is contained in the Company’s annual report on Form 10-K and in other filings by the Company with the Securities and Exchange Commission.  The Company does not undertake any duty to update any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by applicable securities laws.

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